UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2023

SIXTH STREET LENDING PARTNERS

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01543	88-1710161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 McKinney Avenue, Suite 1500 Dallas, TX	75201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (469) 621-3001

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 — Entry into a Material Definitive Agreement

On January 19, 2023, Sixth Street Lending Partners (the “Company”), a Delaware statutory trust, entered into a senior secured revolving credit agreement with Truist Bank, as administrative agent, JPMorgan Chase Bank, N.A., Royal Bank of Canada, State Street Bank and Trust Company and Wells Fargo Bank, N.A., as joint lead arrangers, and certain other lenders (the “Revolving Credit Facility”).

The Revolving Credit Facility is guaranteed by each of SSLP Lending, LLC, Sixth Street LP Holding, LLC and Sixth Street LP Holding II, LLC, each a subsidiary of the Company, and will be guaranteed by certain domestic subsidiaries of the Company that are formed or acquired by the Company in the future (collectively, the “Guarantors”). Proceeds of the Revolving Credit Facility may be used for general corporate purposes, including the funding of portfolio investments.

The initial maximum principal amount of the Revolving Credit Facility is $600,000,000, subject to availability under the borrowing base, which is based on the Company’s portfolio investments and other outstanding indebtedness. Maximum capacity under the Revolving Credit Facility may be increased to $1,000,000,000 through the exercise by the Company of an uncommitted accordion feature through which existing and new lenders may, at their option, agree to provide additional financing. The Revolving Credit Facility is secured by a perfected first-priority interest in substantially all of the portfolio investments held by the Company and each Guarantor, subject to certain exceptions.

The availability period under the Revolving Credit Facility will terminate on January 19, 2027 (“Commitment Termination Date”) and the Revolving Credit Facility will mature on January 19, 2028 (“Maturity Date”). During the period from the Commitment Termination Date to the Maturity Date, the Company will be obligated to make mandatory prepayments under the Revolving Credit Facility out of the proceeds of certain asset sales and other recovery events and equity and debt issuances.

The Company may borrow amounts in U.S. dollars or certain other permitted currencies.

Amounts drawn under the Revolving Credit Facility denominated in U.S. Dollars will bear interest, at the Company’s election, of either the adjusted term Secured Overnight Financing Rate (“SOFR”) plus a margin of either 1.75% or 2.00% per annum, or the alternate base rate plus a margin of either 0.75% or 1.00% per annum, in each case, based on certain borrowing base conditions. The Company may elect either the term SOFR or base rate at the time of drawdown, and loans denominated in U.S. dollars may be converted from one rate to another at any time at the Company’s option, subject to certain conditions. Amounts drawn under the Revolving Credit Facility in other permitted currencies will bear interest at the relevant rate specified therein plus a margin of either 1.75% or 2.00% per annum (based on certain borrowing base conditions) plus, in the case of amounts denominated in certain other permitted currencies, an adjustment. The Company will also pay a fee of 0.375% on average daily undrawn amounts under the Revolving Credit Facility.

The Revolving Credit Facility includes customary events of default, as well as customary covenants, including restrictions on certain distributions and financial covenants.

The foregoing description of the Revolving Credit Facility is not complete and is qualified in its entirety by reference to the full text of such agreement, which is attached hereto as Exhibit 10.1.

Item 2.03 — Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits.

10.1	Senior Secured Revolving Credit Agreement, dated January 19, 2023, between Sixth Street Lending Partners, the Lenders and Issuing Banks party thereto and Truist Bank as Administrative Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIXTH STREET LENDING PARTNERS

January 24, 2023	By:	/s/ Ian Simmonds
	Name:	Ian Simmonds
	Title:	Chief Financial Officer